Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 114 dated February 21, 2006.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2006-019

                   5.50% Callable Notes due February 15, 2013

     The description in this pricing supplement of the particular terms of the 5.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                              PROVISIONS RELATING TO THE NOTES

Principal Amount:        $8,265,000.00            Interest Rate:           5.50%

Price to Public:         100%                     Issuance Date:           February 24, 2006

Net Proceeds to Trust:   $8,161,688.00            Stated Maturity Date:    February 15, 2013

Agent's Discount:        1.25%                    Initial Interest Payment Date: August 15 2006

CUSIP Number:            41659FHT4                Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                      Regular Record Dates:  15 days prior to any
                                                  Interest Payment Date.
Optional Redemption: Yes [X] No [ ]               The Survivor's Option  [X] is  [ ] is not
  Optional Redemption Date: February 15, 2008     available
  or any Interest Payment Date thereafter.          Annual Put Limitation: $1 million or 1%
 Initial Redemption Percentage: 100%                Individual Put Limitation: $250,000
 Annual Percentage Reduction: N/A                   Trust Put Limitation: N/A
 Redemption may be: [X] In whole only.
                    [ ] In whole or in part.      Authorized Denominations: $1,000 integral
                                                  amounts.

Securities Exchange Listing:   None.               Special Tax Considerations:  None.

Other Provisions Relating to the Notes:  None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Advest Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-406019             Interest Rate:                       5.50%

Contract Payment:           $8,265,015.00         Effective Date:               February 24, 2006

Deposit Amount:             $8,161,703.00         Stated Maturity Date:         February 15, 2013
(if different from Contract Payment)
Day Count Convention:       30/360                Initial Interest Payment Date:  August 15, 2006
Special Tax Considerations: None.                 Interest Payment Frequency:
                                                  Semi-Annually
Optional Redemption:   Yes [X] No [ ]             Survivor Option: Under the Funding
Optional Redemption Date: February 15, 2008         Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.          Company [X] is [ ] is not required to
  Initial Redemption Percentage:   100%             provide the Trust with amounts it needs to
  Annual Percentage Reduction:    N/A               honor valid exercises of the Survivor's
  Redemption may be:  [X] In whole only.            Option.
                      [ ] In whole or in part.
                                                  Other Provisions Relating to the Funding
                                                  Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Assistant Counsel.

           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                                FUNDING AGREEMENT

It is anticipated that, as of February 24, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of February 24, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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